Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-76742 and Form S-8 No. 333-130102) pertaining to The PMI Group, Inc. Savings and Profit-Sharing Plan of the PMI Group, Inc. of our report dated June 25, 2007, with respect to the financial statements and schedules of The PMI Group, Inc. Savings and Profit-Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Los Angeles, California

June 25, 2007